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                                                                    EXHIBIT 10.7

                          Accredited Home Lenders, Inc.
                       EXECUTIVE MANAGEMENT INCENTIVE PLAN
                               Effective for 2002

Statement of Intention:

     It is the intention of Accredited Home Lenders, Inc. (Accredited), to provide a cash distribution to its Executive Management as a reward for their individual performance and contribution to the achievement of established corporate goals.

     The Executive Management Incentive Plan (the "Incentive Plan") will:

         A. Create a reward and recognition program that is timely and consistent with business plan objectives.

         B.   Reward individual performance.

         All distributions made under the Executive Management Incentive Plan are a form of profit sharing. As such, they are dependent upon Accredited achieving certain levels of profitability, which will enable the company to make these distributions.

         Executive Management (the Chairman, President and Executive Vice
              President of Accredited) will make recommendations to the Compensation Committee of Board of Directors regarding total dollars to be made available for the Incentive Plan Pool. The Incentive Plan Pool will be stated as both a dollar pool and as a percentage of Incentive Plan participants' eligible salary.

         The decision of Executive Management and the Compensation Committee will be final in respect to these amounts so allocated. Nothing in the Plan is intended to make a commitment of pay-out, only the possibility of pay-out, should certain levels of corporate achievement be reached and individual performance support a given level of individual pay-out.

Participation:

     To be eligible, an individual must meet the following criteria:

          .    Employed as the Chairman, President or Executive Vice President.
          .    The Chairman, President or Executive Vice President must approve any additional participants.
          .    Participants must be hired or promoted to a position in which they would be eligible to participate in the Incentive Plan by September 1st in order to participate in current calendar year award.

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Criteria:

     Executive Management will present to the Compensation Committee the corporate business plan goals and recommend Executive Management Incentive Pool percentages based upon various levels of corporate goal achievement.

Executive Management Incentive Payment Procedure

          A. The total Executive Management Incentive Plan Cash payout will be approved by the Compensation Committee once the financial data are available to measure results against corporate goals for the Plan year.

          B. The amount of the individual award will be based upon general performance appraisal criteria and individual contribution to achieving overall corporate goals and objectives.

          C. Participant must be employed prior to September 1/st/ of the Plan year, and be employed at the time of payout in order to receive an award.

          D. The amount of payout is calculated by the participant's year-to-date earnings at the end of the Plan year. This will automatically prorate the award for any individuals who become employed after January 1/st/.

          E. The payout will be made as soon as accurate financial data and measurements are available for the Plan year, but in no case later than March 15/th/ of the following year.

          F. The award will be part of the employee's taxable income during the calendar year in which the payout is made.

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Accredited Home Lenders, Inc.
         EXECUTIVE MANAGEMENT INCENTIVE PLAN
         EFFECTIVE JANUARY 1, 2002

     The Incentive Plan is administered by the Human Resources Department in coordination with Executive Management. Final authority in all matters pertaining to the development of the Plan, its approval or modification and the granting of awards rests with Executive Management and the Compensation Committee of the Board of Directors. Participation in the Incentive Plan does not, in any way, imply a contractual relationship for employment or for receipt of an incentive award by any employee. Accredited reserves the right to alter, amend or abolish this Incentive Plan at any time.

     I have read and understand the Incentive Plan. I understand this plan supersedes all previous plans.

         __________________________________           ___________________
         (Signature)                                        (Date)



         __________________________________
         (Print Name)

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                             Accredited Home Lenders

                                      2002

                       Executive Management Incentive Plan

 The 2002 Operating Plan provides a substantial increase in production and profitability over 2001. A Executive Management Incentive Plan, which emphasizes this growth in income, has been approved for 2002. Individual bonuses will be based on individual performance and achievement of certain objectives as well as Accredited's overall performance. Bonuses will be based on a percentage of salary earned during 2002.

We will have progressively higher net after tax income targets, which in turn result in increasing maximum bonus amounts, expressed as a percentage of base salary earned during the year. The targets are as follows:

----------------------------------------------------------------------
                                      Maximum Bonus Percentage
        Net Income After Tax      ------------------------------------
               Targets                   Executive Managers
----------------------------------------------------------------------
 $ 12.2 million                                   25%
----------------------------------------------------------------------
 $ 15.2 million                                   67%
----------------------------------------------------------------------
 $ 20.3 million-a)                               100%
----------------------------------------------------------------------
 $ 22.3 million                                  125%
----------------------------------------------------------------------

(a-Operating Plan Level

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